CREDIT AGREEMENT

DATED AS OF AUGUST 31, 2012

BUT MADE EFFECTIVE AS OF SEPTEMBER 21, 2012

BY AND BETWEEN

WOWIO, INC., AS BORROWER,

AND

TCA GLOBAL CREDIT MASTER FUND, LP,

AS LENDER

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of August 31, 2012, but made effective as of September 21, 2012 (the “Effective Date”), is executed by and between WOWIO, INC., a Texas corporation (sometimes hereinafter referred to as the “Borrower”), and TCA GLOBAL CREDIT MASTER FUND, LP (“Lender”).

WHEREAS, Borrower has requested that Lender extend a revolving credit facility to Borrower of up to Two Million and No/100 Dollars ($2,000,000.00) for working capital financing for Borrower and for any other purposes permitted hereunder; and for these purposes, Lender is willing to make certain loans and extensions of credit to Borrower of up to such amount and upon the terms and conditions set forth herein; and

WHEREAS, Borrower has agreed to secure all of its obligations under the Loan Documents by granting to Lender a first priority security interest in and lien upon all of its existing and after-acquired personal and real property; and

WHEREAS, in connection with the loans and extensions of credit to be made by Lender pursuant to this Agreement, the officers and directors of the Borrower are willing to execute validity guarantees in favor of Lender in connection with the Borrower’s obligations under the Loan Documents;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.           DEFINITIONS.

1.1           Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

(a)           “Account” shall mean, individually, and “Accounts” shall mean, collectively, any and all accounts (as such term is defined in the UCC) of Borrower.

(b)           “Affiliate” (a) of Lender shall mean: (i) any entity which, directly or indirectly, controls or is controlled by or is under common control with Lender; and (ii) any entity administered or managed by Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans; and (b) of Borrower shall mean any entity which, directly or indirectly, controls or is controlled by or is under common control with Borrower. With respect to an Affiliate of Lender or an Affiliate of Borrower, an entity shall be deemed to be “controlled by” another entity if such other entity possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such entity, whether by contract, ownership of voting securities, membership interests or otherwise.

(c)           “Agreement” shall mean this Credit Agreement by and between Borrower and Lender.

(d)           “Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

(e)           “Borrower” shall have the meaning given to such term in the preamble hereof.

(f)           “Borrowing Base Amount” shall mean, if the Reserve Amount has not been fully collected by Lender as of the date the Borrowing Base Amount is calculated, then an amount, expressed in Dollars, equal to eighty percent (80%) of the amount of funds then available in the Lock Box Account as of the date the Borrowing Base Amount is calculated, less the Reserve Amount, less any interest or fees then due and payable to Lender under this Agreement. If the Reserve Amount has been fully collected by Lender in the Lock Box Account as of the date the Borrowing Base Amount is calculated, then “Borrowing Base Amount” shall mean an amount, expressed in Dollars, equal to one hundred percent (100%) of the amount of funds then available in the Lock Box Account as of the date the Borrowing Base Amount is calculated, less the Reserve Amount, less any interest or fees then due and payable to Lender under this Agreement.

(g)           “Borrowing Base Certificate” shall mean a certificate delivered by Lender to Borrower from time to time in a form acceptable to Lender, pursuant to which the formula and calculation of the Borrowing Base Amount is made.

(h)           “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in the State of Florida.

(i)           “Capital Expenditures” shall mean expenditures (including Capital Lease obligations which should be capitalized under GAAP) for the acquisition of fixed assets which are required to be capitalized under GAAP.

(j)           “Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such Statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the balance sheets of Borrower prepared in accordance with GAAP.

(k)           “Change in Control” shall mean any sale, conveyance, assignment or other transfer, directly or indirectly, of any ownership interest of Borrower, which results in any change in the identity of the individuals or entities previously in Control of Borrower or the grant of a security interest in any ownership interest of any Person, directly or indirectly Controlling Borrower, which could result in a change in the identity of the individuals or entities previously in Control of Borrower.

(l)           “Closing Date” shall mean the date upon which the Revolving Loan is initially funded.

(m)           “Collateral” shall mean, collectively, and whether now existing or hereafter arising, all assets which secure the Loans, including, without limitation, all existing and after-acquired tangible and intangible assets and property of the Borrower, including real property owned by Borrower, with respect to which Borrower grants to Lender a Lien under the terms of the Security Agreement and any of the other Loan Documents.

(n)           “Compliance Certificate” shall mean the covenant compliance certificate contemplated by Section 10.11 hereof, the form of which is attached hereto as Exhibit “A”.

(o)           “Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of Borrower and all such obligations and liabilities of Borrower incurred pursuant to any agreement, undertaking or arrangement by which Borrower, either: (i) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (ii) guarantee the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (iii) undertake or agree (whether contingently or otherwise): (A) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor; (B) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person; or (C) to make payment to any other Person other than for value received; (iv) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (v) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (vi) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

(p)           “Control” or “Controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of a Person by contract, voting of securities, or otherwise.

(q)           “Customer” shall mean any Person who is obligated to Borrower for any Receipts.

(r)           “Default Rate” shall mean a per annum rate of interest equal to the greater of: (i) Eighteen Percent (18%) per annum; or (ii) the highest rate permitted by applicable law.

(s)           “Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on any Borrower’s financial statements and determined in accordance with GAAP.

(t)           “Dollars” or “$” means lawful currency of the United States of America.

(u)           “EBIDTA” shall mean, for any period, the sum of the following: (i) Net Income (excluding extraordinary and unusual items and income or loss attributable to a minority equity position in any affiliated corporation or Subsidiary) for such period; plus (ii) interest expense; plus (iii) income and franchise taxes payable or accrued; plus (iv) Depreciation for such period; plus (v) all other non-cash charges; plus (vi) management fees; plus (vii) costs, fees and expenses incurred in connection with, or otherwise associated with, the closing of the transaction contemplated by this Agreement; minus (viii) that portion of Net Income arising out of the sale of assets outside of the Ordinary Course of Business (to the extent not previously excluded under clause (i) of this definition), in each case to the extent included in determining Net Income for such period.

(v)           “Effective Date” shall have the meaning given to it in the preamble hereof.

(w)           “Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of Borrower described from time to time in the financial statements of each Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by Borrower or to which Borrower is a party or may have any liability or by which Borrower is bound.

(x)           “Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower’s business or facilities owned or operated by Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes in the environment (including, without limitation, ambient air, surface water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(y)           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(z)           “Event of Default” shall mean any of the events or conditions set forth in Section 12 hereof.

(aa)           “Funded Indebtedness” shall mean, as to any Person, without duplication: (i) all indebtedness for borrowed money of such Person (including principal, interest and, if not paid when due, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations to pay the deferred purchase price of property or services; (iii) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; and (iv) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination). Notwithstanding the foregoing, Funded Indebtedness shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the Ordinary Course of Business of such Person.

(bb)           “GAAP” shall mean United States generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination; provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

(cc)           “Governmental Authority” means any foreign, federal, state or local government, or any political subdivision thereof, or any court, agency or other body, organization, group, stock market or exchange exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

(dd)           “Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

(ee)           “Interest Rate” shall mean a fixed rate of interest equal to Twelve Percent (12%) per annum, calculated on the actual number of days elapsed over a 360-day year.

(ff)            “Lender” shall have the meaning given to it in the preamble hereof.

(gg)          “Liabilities” shall mean, at all times, all liabilities of Borrower that would be shown as such on the balance sheets of Borrower prepared in accordance with GAAP.

(hh)           “Lien” shall mean, with respect to any Person, any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest granted by such Person or arising by judicial process or otherwise, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the balance sheet of such Person prepared in accordance with GAAP.

(ii)           “Loan” or “Loans” shall mean the aggregate of all Revolving Loans made by Lender to Borrower under and pursuant to this Agreement.

(jj)           “Loan Documents” shall mean those documents listed in Sections 3.1, 3.2 and 3.3 hereof.

(kk)          “Material Adverse Effect” shall mean: (i) a material adverse change in, or a material adverse effect upon, the assets, business, prospects, properties, financial condition or results of operations of Borrower; (ii) a material impairment of the ability of Borrower to perform any of their respective Obligations under any of the Loan Documents; or (iii) a material adverse effect on: (A) any material portion of the Collateral; (B) the legality, validity, binding effect or enforceability against Borrower of any of the Loan Documents; (C) the perfection or priority (subject to Permitted Liens) of any Lien granted to Lender under any Loan Document; or (D) the rights or remedies of Lender under any Loan Document.

(ll)           “Material Contract” shall mean any contract or agreement to which Borrower is a party or by which Borrower or any of its assets are bound and which: (i) involves aggregate payments of Twenty-Five Thousand Dollars ($25,000) or more to or from Borrower; (ii) involves delivery, purchase, licensing or provision, by or to Borrower, of any goods, services, assets or other items having a value (or potential value) over the term of such contract or agreement of Twenty-five Thousand Dollars ($25,000) or more or is otherwise material to the conduct of any Borrower’s business as now conducted and as contemplated to be conducted in the future; (iii) involves a Borrower Lease; (iv) imposes any guaranty, surety or indemnification obligations on Borrower; or (v) prohibits Borrower from engaging in any business or competing anywhere in the world.

(mm)          “Net Income” shall mean, with respect to any period, the amount shown opposite the caption “Net Income” or a similar caption on the financial statements of Borrower, prepared in accordance with GAAP.

(nn)           “Obligations” shall mean all loans, advances and other financial accommodations (whether primary, contingent or otherwise), all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar Proceeding, whether or not permitted as a claim thereunder), and any fees due to Lender under this Agreement or the other Loan Documents, any expenses incurred by Lender under this Agreement or the other Loan Documents, and any and all other liabilities and obligations of the Borrower to Lender, and the performance by Borrower of all covenants, agreements and obligations of every nature and kind on the part of Borrower to be performed under this Agreement and any other Loan Documents.

(oo)           “Ordinary Course of Business” means the ordinary course of Borrower’s business, consistent with past custom and practice (including with respect to quantity, quality and frequency).

(pp)           “Organizational Identification Number” means, with respect to Borrower, the organizational identification number assigned to Borrower by the applicable governmental unit or agency of the jurisdiction of organization of Borrower, if any.

(qq)           “Payment Date” shall have the meaning given to it in Section 2.1(c) hereof.

(rr)           “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature whatsoever, granted, issued, approved or allowed by any Governmental Authority.

(ss)           “Permitted Liens” shall mean: (i) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves are maintained in accordance with GAAP and in respect of which no Lien has been filed; (ii) Liens of carriers, warehousemen, mechanics and materialmen arising in the Ordinary Course of Business and other similar Liens imposed by law; (iii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of Borrower taken as a whole or materially impair the use thereof in the operation of Borrower’s business and, in each case, for which adequate reserves are maintained in accordance with GAAP and in respect of which no Lien has been filed; (iv) Liens described in the Financial Statements referred to in Section 7.10 hereof and the replacement, extension or renewal of any such Lien upon or in the same property subject thereto arising out of the extension, renewal or replacement of the indebtedness secured thereby (without increase in the amount thereof); (v) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding Fifty Thousand and 00/100 Dollars ($50,000) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and to the extent such judgments or awards do not constitute an Event of Default; (vi) zoning and similar restrictions on the use of property and easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower; (vii) Liens arising in connection with Capital Leases (and attaching only to the property being leased); (viii) Liens that constitute purchase money security interests on any property securing indebtedness incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within sixty (60) days of the acquisition thereof and attaches solely to the property so acquired; (ix) Liens granted to Lender hereunder and under the Loan Documents; (x) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or non-exclusive license permitted by this Agreement; (xi) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement; (xii) banker’s Liens and rights of set-off of financial institutions arising in connection with items deposited in accounts maintained at such financial institutions and subsequently unpaid and unpaid fees and expenses that are charged to Borrower by such financial institutions in the Ordinary Course of Business of the maintenance and operation of such accounts; and (xiii) Liens arising under certain convertible promissory notes issued prior to the Effective Date and set forth in Schedule 1.1(ss) (the “Note Liens”), provided, however, notwithstanding anything contained in this Agreement or any other Loan Documents to the contrary, none of the Note Liens shall have priority over Lender’s Lien and security interests on the Collateral contemplated hereby, and if any such Note Liens at any time do have priority over Lender’s Liens and security interests on any of the Collateral, the Borrower shall obtain subordination agreements with respect to such Note Liens in form and substance acceptable to Lender within fifteen (15) days from the date Lender gives notice to Borrower that such subordination agreements are required.

(tt)           “Person” shall mean any individual, partnership, limited liability company, limited liability partnership, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

(uu)           “Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, study, arbitration, administrative hearing, or any other proceeding of any nature whatsoever.

(vv)           “Real Property” means any real estate, land, building, structure, improvement, fixture or other real property of any nature whatsoever, including, but not limited to, fee and leasehold interests.

(ww)           “Receipts” shall mean all revenues, receipts, receivables, Accounts, collections or any other funds at any time received or receivable by Borrower in connection with its business, operations or from any other source.

(xx)           “Receipts Collection Fee” shall mean a surcharge of 1.25% of all Receipts deposited into the Lock Box Account.

(yy)           “Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any Governmental Authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending office.

(zz)           “Reserve Amount” shall mean an amount, expressed in Dollars, equal to twenty percent (20%) of the then applicable Revolving Loan Commitment.

(aaa)           “Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance, and the aggregate of all such direct advances, made by Lender to Borrower under and pursuant to Section 2.1 of this Agreement.

(bbb)           “Revolving Loan Availability” shall mean at any time the then applicable Revolving Loan Commitment.

(ccc)           “Revolving Loan Commitment” shall mean, on the Closing Date, Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), and in the event Borrower requests and Lender agrees to increase the Revolving Loan Commitment pursuant to Section 2.1(b), thereafter, shall mean such amount to which the Revolving Loan Commitment is increased, all as applicable pursuant to Section 2.1(b).

(ddd)           “Revolving Loan Maturity Date” shall mean the earlier of: (i) six (6) months from the Closing Date; (ii) upon prepayment of the Revolving Note by Borrower (subject to Section 2.1(d)(ii)); or (iii) the occurrence of an Event of Default and acceleration of the Revolving Note pursuant to this Agreement, unless the date in clause (i) shall be extended pursuant to Section 2.3 or by Lender pursuant to any modification, extension or renewal note executed by Borrower and accepted by Lender in its sole and absolute discretion in substitution for the Revolving Note.

(eee)           “Revolving Note” shall mean that certain Revolving Note in the principal amount of the Revolving Loan Commitment of even date herewith made by Borrower in favor of Lender, in form substantially similar to that of Exhibit “B”attached hereto, and any renewal, extension, future advance, modification, substitution, or replacement thereof.

(fff)           “Securities Act” shall mean the Securities Act of 1933, as amended.

(ggg)           “Security Agreement” shall mean a Security Agreement in favor of Lender, in form substantially similar to that of Exhibit “C”attached hereto.

(hhh)           “Subsidiary” and “Subsidiaries” shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which a Person owns, directly or indirectly, fifty percent (50%) or more of: (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation; (ii) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, limited liability partnership, joint venture or similar entity; or (iii) the beneficial interest of such entity, if a trust, association or other unincorporated organization.

(iii)           “UCC” shall mean the Uniform Commercial Code in effect in Nevada from time to time.

(jjj)           “Validity Guaranties” shall mean the validity guaranties executed by such officers and directors of Borrower as Lender shall require, in Lender’s sole discretion, which shall be substantially in the form of Exhibit “D”attached hereto.

1.2           Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by Borrower’s accountants.

1.3           Other Terms Defined in UCC. All other words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

1.4           Other Definitional Provisions; Construction. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. Wherever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.” An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in accordance with Section 14.3 hereof. References in this Agreement to any party shall include such party’s successors and permitted assigns. References to any “Section” shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

2.           REVOLVING LOAN FACILITY.

2.1           Revolving Loan.

(a)           Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of Borrower set forth herein and in the other Loan Documents, Lender agrees to make such Revolving Loans at such times as Borrower may from time to time request, pursuant to the terms of this Agreement, until, but not including, the Revolving Loan Maturity Date, and in such amounts as Borrower may from time to time request up to the Revolving Loan Availability (and subject at all times to the amounts available to be borrowed in accordance with the Borrowing Base Certificate); provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability; and further provided, however, that, notwithstanding anything contained in this Agreement or any other Loan Documents to the contrary, each Revolving Loan requested by Borrower under this Agreement shall be subject to Lender’s approval, which approval may be given or withheld in Lender’s sole and absolute discretion. Revolving Loans made by Lender may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including, the Revolving Loan Maturity Date, unless the Revolving Loans are otherwise terminated or extended as provided in this Agreement. The Revolving Loans shall be used by Borrower for the purpose of ongoing working capital purposes.

(b)           Increase to Revolving Loan Commitment. Borrower may request, at any time and from time to time, that Lender increase the Revolving Loan Commitment to up to Two Million Dollars ($2,000,000); and Lender, in its sole discretion, may make available an increase of the Revolving Loan Commitment in such amounts as Lender may determine, in Lender’s sole and absolute discretion, provided the following conditions have been satisfied, in Lender’s sole and absolute discretion:

(i)           no Event of Default shall have occurred or be continuing or result from the applicable increase of the Revolving Loan Commitment;

(ii)         Borrower shall have executed and delivered a new or revised Revolving Note; and

(iii)        Lender shall have reviewed and accepted the amount and type of current and historical Receipts of the Borrower, or other Collateral required for the increase.

(c)           Revolving Loan Interest and Payments. Except as otherwise provided in this Section, the outstanding principal balance of the Revolving Loans shall be repaid on or before the Revolving Loan Maturity Date. Principal amounts repaid on the Revolving Note may be re-borrowed. The principal amount of the Revolving Loans outstanding from time to time shall bear interest at the Interest Rate. The Receipts Collection Fee and accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time shall be payable on a weekly basis on the weekly anniversary date of the Closing Date, commencing on the first such date to occur after the date hereof and on the Revolving Loan Maturity Date (each a “Payment Date”). Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall at Lender’s option bear interest payable on demand at the Default Rate.

(d)           Revolving Loan Principal Repayments.

(i)           Mandatory Principal Prepayments; Overadvances. All Revolving Loans hereunder shall be repaid by Borrower on or before the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loans hereunder exceeds the Revolving Loan Availability, Borrower shall, upon notice or demand from Lender, immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess. Lender may apply funds (in excess of any recurring fees owed under Section 2.2, fees owed to any custodian/back-up servicer, the Receipts Collections Fee, and interest owed under Sections 2.1(c) and 2.4) received from the Lock Box Account as payment against the outstanding principal balance of the Revolving Loans on any Payment Date, at Lender’s sole discretion.

(ii)           Optional Prepayments. Borrower may, from time to time, prepay the Revolving Loan, in whole or in part, provided, however, that if prior to the Revolving Loan Maturity Date, Borrower prepays the entire outstanding amount of the Revolving Loans in full and then terminates the Revolving Loan Commitment, Borrower shall pay to Lender as liquidated damages and compensation for the costs of being prepared to make funds available hereunder, an amount equal to Five Percent (5%) of the then applicable Revolving Loan Commitment (the “Prepayment Penalty”). The parties agree that the amount payable pursuant to this subsection (ii) is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Revolving Loan Commitment. Notwithstanding the foregoing, the Prepayment Penalty shall be reduced to Two and One-Half percent (2.5%) if the prepayment and termination of the Revolving Loan Commitment occurs after the first One-Hundred Eighty (180) days following the Closing Date.

(e)           Collections; Lock Box.

(i)           The Lender shall establish and maintain an account at a financial institution acceptable to Lender in its sole and absolute discretion (the “Lock Box Account”), which Lock Box Account is (as of the date hereof) and shall be maintained in Lender’s name and under Lender’s control. To the extent any Customers make or pay any Receipts to Borrower by a wire transfer, Borrower shall direct all of such Customers to make all such wire transfer payments directly to the Lock Box Account. To the extent any Customers make or pay any Receipts to Borrower by any other form other than wire transfer (such as through a check), then each Borrower shall direct all of its Customers to make all such payments and Receipts directly to a post office box designated by, and under the exclusive control of, Lender (such post office box is referred to herein as the “Lock Box”). If Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrower, shall receive or at any time be holding any Receipts, Borrower and each such Person shall receive and hold all such Receipts in trust for, and as the sole and exclusive property of, Lender, and, immediately (and in no event later than one (1) Business Day after receipt of same) upon receipt thereof, shall remit the same to the Lock Box Account. Borrower and Lender agree that all payments made to such Lock Box Account, whether in respect of the Receipts or as proceeds of other collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), will be swept from the Lock Box Account to Lender on each Payment Date to be applied according to the following priorities: (1) to unpaid fees and expenses due hereunder or under any other Loan Documents, including, without limitation, any recurring fees due pursuant to Section 2.2 hereof; (2) to any custodian/back-up servicer (if applicable); (3) to accrued but unpaid interest owed under Sections 2.1(c) and 2.4 hereof; (4) to any accrued but unpaid Receipts Collection Fee; (5) if at any time the Lender is not holding, in the Lock Box Account, an amount equal to at least the Reserve Amount, then twenty percent (20%) of all Receipts received into the Lock Box Account shall be withheld and applied by Lender to amounts required to establish the Reserve Amount, until the Reserve Amount is reached, which Reserve Amount (or portion thereof) may be kept and maintained in the Lock Box Account during the duration of this Agreement as additional security for the Obligations; (6) to amounts payable pursuant to Section 2.1(d); and (7) upon the occurrence of an Event of Default, to Lender (including the Reserve Amount then in the Lock Box Account), to reduce the outstanding Revolving Loan balance to zero. Borrower agrees to pay all reasonable and customary fees, costs and expenses in connection with opening and maintaining of the Lock Box Account and the Lock Box. All of such reasonable fees, costs and expenses, if not paid by Borrower within five (5) business days of Lender’s written request, may be paid by Lender and in such event all amounts paid by Lender shall constitute Obligations hereunder, shall be payable to Lender by Borrower upon demand, and, until paid, shall bear interest at the lowest rate then applicable to Loans hereunder. It is intended that all Receipts, and all other checks, drafts, instruments and other items of payment or proceeds of Collateral at any time received, due or owing to Borrower shall be deposited into the Lock Box Account as required by this Agreement, and if not deposited into the Lock Box Account, shall be remitted or endorsed by Borrower to Lender into the Lock Box Account within the time frames required hereby, and, if that remittance or endorsement of any such item shall not be made for any reason, or there shall be any other continuing Event of Default, Lender is hereby irrevocably authorized to remit or endorse the same on Borrower’s behalf. For purpose of this Section, Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney and agent-in-fact: (A) to endorse Borrower’s name upon said items of payment and/or proceeds of Collateral and upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any Receipts of Borrower; (B) to take control in any manner of any item of payment or proceeds thereof; (C) to have access to Borrower’s operating accounts, through Borrower’s online banking system, or otherwise, to make remittances of any Receipts deposited therein into the Lock Box Account as required hereby; and (D) to have access to any lock box or postal box into which any of Borrower’s mail is deposited, and open and process all mail addressed to Borrower and deposited therein.

(ii)           Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Customer and whether before or after the maturity of any of the Obligations: (A) enforce collection of any of the Receipts of Borrower or other amounts owed to Borrower by suit or otherwise; (B) exercise all of the rights and remedies of Borrower with respect to proceedings brought to collect any Receipts or other amounts owed to Borrower; (C) surrender, release or exchange all or any part of any Receipts or other amounts owed to Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (D) sell or assign any Receipts of Borrower or other amount owed to Borrower upon such terms, for such amount and at such time or times as Lender deems advisable; (E) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against any Customer or other Person obligated to Borrower; and (F) do all other acts and things which are necessary, in Lender’s sole discretion, to fulfill Borrower’s obligations under this Agreement and the other Loan Documents and to allow Lender to collect the Receipts or other amounts owed to Borrower. In addition to any other provision hereof, Lender may at any time after the occurrence and during the continuance of an Event of Default, at Borrower’s expense, notify any parties obligated on any of the Receipts to make payment directly to Lender of any amounts due or to become due thereunder.

(iii)           On a monthly basis, Lender shall deliver to Borrower an invoice and an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrower, unless Borrower notifies Lender in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Borrower and any such notice shall only constitute an objection to the items specifically identified.

2.2           Fees.

(a)           Intentionally Left Blank.

(b)           Asset Monitoring Fee. Borrower agrees to pay to Lender an asset monitoring fee (“Asset Monitoring Fee”) equal to One Thousand Five-Hundred and No/100 Dollars ($1,500.00), which shall be due and payable on the Closing Date, and thereafter on the first day of each calendar quarter during the term of the Revolving Loan Facility. The Asset Monitoring Fee shall be increased in increments of Five Hundred and No/100 Dollars ($500.00) each time the Revolving Loan Commitment amount is increased pursuant to Section 2.1(b); provided that the Asset Monitoring Fee shall never exceed Two Thousand Five Hundred and No/100 Dollars ($2,500.00).

(c)           Transaction Advisory Fee. Borrower agrees to pay to Lender a transaction advisory fee equal to four percent (4.0%) of the Revolving Loan Commitment as of the Closing Date, and four percent (4.0%) on the amount of any increase thereof pursuant to Section 2.1(b), which shall be due and payable on the Closing Date and on the date of any increase to the Revolving Loan Commitment pursuant to Section 2.1(b).

(d)           Due Diligence Fees. Borrower agrees to pay a due diligence fee equal to Ten Thousand and No/100 Dollars ($10,000.00), which shall be due and payable in full on the Closing Date, or any remaining portion thereof shall be due and payable on the Closing Date if a portion of such fee was paid upon the execution of any term sheet related to this Agreement.

(e)           Document Review and Legal Fees. Borrower agrees to pay a document review and legal fee equal to Twelve Thousand Five Hundred and No/100 Dollars ($12,500.00) which shall be due and payable in full on the Closing Date, or any remaining portion thereof shall be due and payable on the Closing Date if a portion of such fee was paid upon the execution of any term sheet related to this Agreement.

(f)           Other Fees. Borrower also agrees to pay to the Lender (or any designee of the Lender), upon demand, or to otherwise be responsible for the payment of, any and all other costs, fees and expenses, including the reasonable fees, costs, expenses and disbursements of counsel for the Lender and of any experts and agents, which the Lender may incur or which may otherwise be due and payable in connection with: (i) the preparation, negotiation, execution, delivery, recordation, administration, amendment, waiver or other modification or termination of this Agreement or any other Loan Documents; (ii) any documentary stamp taxes, intangibles taxes, recording fees, filing fees, or other similar taxes, fees or charges imposed by or due to any Governmental Authority in connection with this Agreement or any other Loan Documents; (iii) the exercise or enforcement of any of the rights of the Lender under this Agreement or the Loan Documents; or (iv) the failure by any Borrower to perform or observe any of the provisions of this Agreement or any of the Loan Documents. Included in the foregoing shall be the amount of all expenses paid or incurred by Lender in consulting with counsel concerning any of its rights under this Agreement or any other Loan Document or under applicable law. All such costs and expenses, if not so immediately paid when due or upon demand thereof, shall bear interest from the date of outlay until paid, at the Default Rate. All of such costs and expenses shall be additional Obligations of the Borrower to Lender secured under the Loan Documents. The provisions of this Subsection shall survive the termination of this Agreement.

(g)           Minimum Monthly Fee. It is the intention of the parties hereto that, prior to an Event of Default, the aggregate sum of all recurring monthly fees and interest payable by Borrower hereunder to Lender for each calendar month during the term hereof shall not be less than 0.875% of the then applicable Revolving Loan Commitment (the “Minimum Fees”). In the event during any calendar month during the term of this Agreement, the recurring monthly fees and interest payable by Borrowers to Lender hereunder are less than the Minimum Fees, then in addition to all such recurring monthly fees and interest payable, the Borrowers shall pay to Lender, on the next Payment Date, an amount determined by Lender such that when added to the recurring monthly fees and interest payable to Lender each calendar month hereunder, such amount shall never be less than the Minimum Fees.

(h)           Advisory Fee. The Borrower shall pay to Lender a fee for advisory services provided by the Lender to the Borrower prior to the Closing Date by issuing to Lender three (3) redeemable warrants, each redeemable warrant giving the Lender the right to purchase, for no additional consideration, one percent (1.0%) of the issued and outstanding common stock of the Borrower, each in the form set forth and attached hereto as Exhibit “E”(the “Warrants”). Each of the Warrants shall be redeemed by the Borrower in accordance with the terms of the Warrants, one at six (6) months from the Closing Date, one at nine (9) months from the Closing Date, and the last one at twelve (12) months from the Closing Date, each for a redemption price of Thirty Thousand Dollars ($30,000). Failure by the Company to redeem the Warrants as hereby provided shall be an Event of Default hereunder and under the other Loan Documents. The Borrower’s obligation to redeem the Warrants as hereby provided shall be applicable and effective regardless of the amount or number of Revolving Loans made hereunder. In the event the Lender elects to increase the Revolving Loan Commitment as permitted by this Agreement, the Borrower agrees to pay additional advisory service fees to Lender either in cash or in a similar manner as set forth in this Section 2.2(g) through the issuance of redeemable warrants, at Lender’s sole discretion, in an amount to be determined by Lender not to exceed nine percent (9.0%) of the increase.

2.3           Renewal of Revolving Loans; Non-Renewal of Revolving Loans; Fees. So long as no Event of Default exists, and so long as no event has occurred that with the passage of time, the giving of notice, or both, would constitute an Event of Default, Borrower shall have the option to request a renewal of the Revolving Loan Commitment and extension of the Revolving Loan Maturity Date for one (1) additional six (6) month period. To make such request, Borrower shall give written notice to Lender of Borrower’s request to renew the Revolving Loan Commitment and extend the Revolving Loan Maturity Date for an additional six (6) month period on or before the Revolving Loan Maturity Date. Lender may elect to accept or reject Borrower’s request for a renewal of the Revolving Loan Commitment and extension of the Revolving Loan Maturity Date in its sole and absolute discretion. In the event Lender accepts Borrower’s request for renewal and extension, Borrower shall, immediately upon demand from Lender and as a condition to the renewal and extension, deliver a renewal fee to Lender equal to four percent (4%) of the then outstanding Revolving Loan Commitment, together with any other documents, instruments and fees that be required by Lender to evidence the extension.

2.4           Interest and Fee Computation; Collection of Funds. Interest accrued hereunder shall be payable as set forth in Section 2.1 hereof. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by Borrower hereunder or under the Revolving Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Any Obligations which are not paid when due (subject to applicable grace periods) shall bear interest at the Default Rate.

2.5           Automatic Debit. In order to effectuate the timely payment of any of the Obligations when due, Borrower hereby authorizes and directs Lender, at Lender’s option, to: (i) debit, or cause or instruct the debit of, the amount of the Obligations to any ordinary deposit account of Borrower; or (ii) make a Revolving Loan hereunder to pay the amount of the Obligations.

2.6           Discretionary Disbursements. Lender, in its sole and absolute discretion, may immediately upon notice to Borrower, disburse any or all proceeds of the Revolving Loans made or available to Borrower pursuant to this Agreement to pay any fees, costs, expenses or other amounts required to be paid by Borrower hereunder and not so paid. All monies so disbursed shall be a part of the Obligations, payable by Borrower on demand from Lender.

2.7           US Dollars; Currency Risk. All Receipts will be in Dollars. In the event Receipts are not in Dollars, Borrower shall bear the risk of Lender’s currency losses, and if Lender suffers a currency loss and the result is to increase the cost to Lender or to reduce the amount of any sum received or receivable by Lender under this Agreement or under the Revolving Note with respect thereto, then after demand by Lender (which demand shall be accompanied by a certificate setting forth reasonably detailed calculations of the basis of such demand), Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such increased cost or such reduction. Borrower hereby authorizes Lender to advance or cause an advance of Revolving Loans to pay for the increased costs or reductions associated with any such currency losses.

3.           CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, the obligation of Lender to disburse or make all or any portion of any Loans is subject to satisfaction of all of the following conditions precedent (unless a condition is waived in writing by Lender) contained in this Article 3.

3.1           Intentionally Left Blank.

3.2           Loan Documents to be Executed by Borrower. As a condition precedent to Lender’s disbursal or making of the Loans pursuant to this Agreement, Borrower shall have executed or cause to be executed and delivered to Lender all of the following documents, each of which must be satisfactory to Lender and Lender’s counsel in form, substance and execution:

(a)           Credit Agreement. An original of this Agreement duly executed by Borrower;

(b)           Revolving Note. An original Revolving Note duly executed by Borrower;

(c)           Security Agreement. An original of the Security Agreement dated as of the date of this Agreement, executed by Borrower;

(d)           Intentionally Left Blank.

(e)           Validity Guaranties. Validity Guarantees duly executed by such officers and directors of Borrower as Lender shall require;

(f)           Search Results. Copies of UCC search reports dated such a date as is reasonably acceptable to Lender, listing all effective financing statements which name Borrower, under its present name and any previous names, as debtors, together with copies of such financing statements;

(g)           Organizational and Authorization Documents. A certificate of the corporate secretary of Borrower certifying and attaching: (i) copies of its articles of incorporation and bylaws; (ii) resolutions of the board of directors of Borrower, approving and authorizing Borrower’s issuance of the Revolving Note, and the execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) the signatures and incumbency of the officers of Borrower executing any of the Loan Documents, each of which Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that Lender may conclusively rely on each such document and certificate until formally advised by Borrower of any changes therein; and (iv) good standing certificate in the state of incorporation of Borrower and in each other state requested by Lender;

(h)           Insurance. Evidence satisfactory to Lender of the existence of insurance required to be maintained pursuant to Section 10.4, together with evidence that Lender has been named as additional insured and lender’s loss payee, as applicable, on all related insurance policies;

(i)           Opinion of Counsel. A customary opinion of Borrower’s counsel, in form reasonably satisfactory to Lender;

(j)           Personal Guaranty. Personal Guaranty duly executed by such principals of Borrower (and their respective spouses, if required by Lender) as Lender shall require.

(k)           Additional Documents. Such other agreements, documents, instruments, certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other items which Lender shall require in connection with this Agreement.

3.3           Issuance of Warrants. The Borrower shall have issued and delivered to Lender the Warrants.

3.4           Payment of Fees. Borrower shall have paid to Lender all fees, costs and expenses, including, but not limited to, due diligence expenses, attorney’s fees, search fees, title fees, documentation and filing fees (including documentary stamps and taxes payable on the face amount of the Revolving Note).

3.5           Event of Default. No Event of Default, or event which, with notice or lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing.

3.6           Adverse Changes. There shall not have occurred any Material Adverse Effect.

3.7           Litigation. No pending claim, investigation, litigation or Proceeding before any Governmental Authority or with any other Person shall have been instituted against Borrower or any of its Subsidiaries or any of its officers or shareholders.

3.8           Representations and Warranties. No representation or warranty of Borrower contained herein or in any Loan Documents shall be untrue or incorrect in any material respect as of the date of any Loans as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

3.9           Due Diligence. The business, legal and collateral due diligence review performed by Lender, including, but not limited to, a review of Borrower’s historical performance and financial information, must be acceptable to Lender in its sole discretion. Lender reserves the right to increase any and all aspects of its due diligence in Lender’s sole discretion.

3.10           Key Personnel Investigations. Lender shall be satisfied, in its sole discretion, with results from background investigations conducted on key members of Borrower’s principals and management teams.

3.11           Repayment of Outstanding Indebtedness. Borrower shall have repaid in full all outstanding indebtedness secured by Collateral, other than indebtedness giving rise to Permitted Liens.

4.           NOTES EVIDENCING LOANS.

The Revolving Loans shall be evidenced by the Revolving Note (together with any and all renewal, extension, modification or replacement notes executed by Borrower and delivered to Lender and given in substitution therefor) duly executed by Borrower and payable to the order of Lender. At the time of the initial disbursement of a Revolving Loan and at each time an additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of Lender. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of: (i) the principal amount of the Revolving Loans advanced hereunder; (ii) any unpaid interest owing on the Revolving Loans; and (iii) all amounts repaid on the Revolving Loans. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of Borrower under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon, and all other fees and expenses due in connection therewith in accordance with this Agreement.

5.           MANNER OF BORROWING.

5.1           Loan Requests. Subject to Section 2.1(a) and Article 3 hereof, the Loans shall be made available to Borrower upon Borrower’s request, from any Person whose authority to so act has not been revoked by Borrower in writing previously received by Lender. Borrower may make requests for borrowing no more than one (1) time every week up to the then applicable Revolving Loan Commitment and subject to the amounts available as set forth in the Borrowing Base Certificate; provided, however, that, notwithstanding anything contained in this Agreement or any other Loan Documents to the contrary, each Revolving Loan requested by Borrower under this Agreement shall be subject to Lender’s approval, which approval may be given or withheld in Lender’s sole and absolute discretion. A request for a Loan may only be made if no default or Event of Default shall have occurred or be continuing and shall be subject to: (i) Lender’s preparation of a Borrowing Base Certificate, showing that there is borrowing availability under the Revolving Loan Commitment; and (ii) Receipts deposited into the Lock Box Account and other Collateral being acceptable to Lender. In addition, a request for a Loan must be received by no later than 11:00 a.m. eastern time the day it is to be funded and be in a minimum amount equal to Fifty Thousand Dollars and No/100 ($50,000.00).

5.2           Communications. Lender is authorized to rely on any written, verbal, electronic, telephonic or telecopy loan requests which Lender believes in its good faith judgment to emanate from an authorized representative of Borrower, or any other Person authorized by an authorized representative of Borrower in a written instrument (which may be by e-mail) delivered to Lender. Borrower hereby irrevocably confirms, ratifies and approves all such advances by Lender and Borrower hereby indemnifies Lender against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold Lender harmless with respect thereto.

6.           SECURITY FOR THE OBLIGATIONS.

To secure the payment and performance by Borrower of the Obligations hereunder, Borrower grants, under and pursuant to a Security Agreement executed by Borrower dated as of the date hereof, to Lender, its successors and assigns, a continuing, first-priority security interest in, and does hereby assign, transfer, mortgage, convey, pledge, hypothecate and set over to Lender, its successors and assigns, all of the right, title and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired, and all proceeds (including, without limitation, all insurance proceeds) and products of any of the Collateral. At any time upon Lender’s request, Borrower shall execute and deliver to Lender any other documents, instruments or certificates requested by Lender for the purpose of properly documenting and perfecting the security interests of Lender in and to the Collateral granted hereunder, including any additional security agreements, mortgages, control agreements, and financing statements.

7.           REPRESENTATIONS AND WARRANTIES OF BORROWER.

To induce Lender to make the Loans, Borrower makes the following representations and warranties to Lender, each of which shall be true and correct in all material respects as of the date of the execution and delivery of this Agreement and as of the date of each Loan made hereunder, except to the extent such representation expressly relates to an earlier date, and which shall survive the execution and delivery of this Agreement:

7.1           Subsidiaries. Borrower has no Subsidiaries and Borrower does not own, directly or indirectly, any outstanding voting securities of or other interests in, or have any control over, any other Person.

7.2           Borrower Organization and Name. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the full power and authority and all necessary Permits to: (i) enter into and execute this Agreement and the Loan Documents and to perform all of its obligations hereunder and thereunder; and (ii) own and operate its assets and properties and to conduct and carry on its business as and to the extent now conducted. Borrower is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the ownership or use and operation of its assets or properties requires such qualification. The exact legal name of Borrower is as set forth in the first paragraph of this Agreement, and Borrower does not currently conduct, nor has Borrower, during the last five (5) years conducted, business under any other name or trade name, other than “Studio W”.

7.3           Authorization; Validity. Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the Loan Documents and no other action or consent on the part of Borrower, its board of directors, stockholders, or any other Person is necessary or required by Borrower to execute this Agreement and the Loan Documents, consummate the transactions contemplated herein and therein, and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of Borrower’s Articles of Incorporation, Bylaws, or other governing documents. All necessary and appropriate corporate action has been taken on the part of Borrower to authorize the execution and delivery of this Agreement and the Loan Documents and the issuance of the Revolving Note and the Warrants. This Agreement and the Loan Documents are valid and binding agreements and contracts of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies. Borrower does not know of any reason why Borrower cannot perform any of its obligations under this Agreement, the Loan Documents or any related agreements.

7.4           Capitalization. The authorized capital stock of Borrower consists of 540,000,000 shares, 500,000,000 of which are designated as common stock, $.001 par value per share (the “Common Stock”) and 40,000,000 of which are designated as preferred stock (the “Preferred Stock”). As of the date hereof, Borrower has 184,176,421 shares of Common Stock issued and outstanding and 5,000,000 shares of Preferred Stock issued and outstanding. All of the outstanding shares of capital stock of Borrower are validly issued, fully paid and nonassessable, have been issued in compliance with all foreign, federal and state securities laws and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. As of the date of this Agreement, no shares of Borrower’s capital stock are subject to preemptive rights or any other similar rights or any liens, claims or encumbrances suffered or permitted by Borrower. Except as set forth in Schedule 7.4 attached hereto and except for the securities to be issued pursuant to this Agreement, as of the date of this Agreement: (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Borrower or any of its Subsidiaries, or contracts, commitments,understandings or arrangements by which Borrower or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of Borrower or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Borrower or any of its Subsidiaries; (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other contracts or instruments evidencing indebtedness of Borrower or any of its Subsidiaries, or by which Borrower or any of its Subsidiaries is or may become bound; (iii) there are no outstanding registration statements with respect to Borrower or any of its securities and there are no outstanding comment letters from any Governmental Authority with respect to any securities of Borrower or any of its Subsidiaries; (iv) there are no agreements or arrangements under which Borrower or any of its Subsidiaries is obligated to register the sale of any of its securities under the Securities Act (except pursuant to this Agreement); (v) there are no financing statements filed with any Governmental Authority securing any obligations of Borrower or any of its Subsidiaries, or filed in connection with any assets or properties of Borrower or any of its Subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein; and (vii) there are no outstanding securities or instruments of Borrower which contain any redemption or similar provisions, and there are no contracts or agreements by which Borrower is or may become bound to redeem a security of Borrower. Borrower has furnished to the Lender true, complete and correct copies of, as applicable: (I) Borrower’s Certificate of Incorporation, as amended and as in effect on the date hereof; and (II) Borrower’s Bylaws, as in effect on the date hereof or other governing or organizational documents, as applicable. Except for the documents delivered to Lender in accordance with the immediately preceding sentence, there are no other shareholder agreements, voting agreements, operating agreements, or other contracts or agreements of any nature or kind that restrict, limit or in any manner impose obligations, restrictions or limitations on the governance of Borrower.

7.5           No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement and the Loan Documents, and the consummation of the transactions contemplated hereby and thereby, will not: (i) constitute a violation of or conflict with the Certificate of Incorporation, Bylaws or any other organizational or governing documents of Borrower; (ii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, or gives to any other Person any rights of termination, amendment, acceleration or cancellation of, any provision of any contract or agreement to which Borrower is a party or by which any of its assets or properties may be bound; (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any order, writ, injunction, decree, or any other judgment of any nature whatsoever; (iv) constitute a violation of, or conflict with, any law, rule, ordinance or other regulation (including United States federal and state securities laws); or (v) result in the loss or adverse modification of, or the imposition of any fine, penalty or other lien, claim or encumbrance with respect to, any Permit granted or issued to, or otherwise held by or for the use of, Borrower or any of their respective assets. Borrower is not in violation of its Certificate of Incorporation, Bylaws or other organizational or governing documents and Borrower is not in default or breach (and no event has occurred which with notice or lapse of time or both could put Borrower in default or breach) under, and Borrower has not taken any action or failed to take any action that would give to any other Person any rights of termination, amendment, acceleration or cancellation of, any contract or agreement to which Borrower is a party or by which any property or assets of Borrower are bound or affected. The business of Borrower is not being conducted, and shall not be conducted, in violation of any law, rule, ordinance or other regulation. Except as specifically contemplated by this Agreement, Borrower is not required to obtain any consent or approval of, from, or with any Governmental Authority, or any other Person, in order for it to execute, deliver or perform any of its obligations under this Agreement or the Loan Documents in accordance with the terms hereof or thereof. All consents and approvals which Borrower is required to obtain pursuant to the immediately preceding sentence have been obtained or effected on or prior to the date hereof.

7.6           Intentionally Left Blank.

7.7           Compliance With Laws. The nature and transaction of Borrower’s business and operations and the use of its properties and assets, including, but not limited to, the Collateral or any real estate owned, leased, or occupied by Borrower, do not and during the term of the Loans shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any Permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, except to the extent such violation or conflict would not result in a Material Adverse Effect.

7.8           Environmental Laws and Hazardous Substances. Except to the extent that any of the following would not have a Material Adverse Effect (including financial reserves, insurance policies and cure periods relating to compliance with applicable laws and Permits) and are used in such amounts as are customary in the Ordinary Course of Business in compliance with all applicable Environmental Laws, Borrower represents and warrants to Lender that, to its knowledge: (i) Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of Borrower (whether or not owned by Borrower) in any manner which at any time violates any Environmental Law or any Permit, certificate, approval or similar authorization thereunder; (ii) the operations of Borrower comply in all material respects with all Environmental Laws and all Permits certificates, approvals and similar authorizations thereunder; (iii) there has been no investigation, Proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person, nor is any pending or, to Borrower’s knowledge, threatened; and (iv) Borrower does not have any liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material.

7.9           Collateral Representations. No Person other than Borrower, owns or has other rights in the Collateral, and the Collateral is free from any Lien of any kind, other than the Lien of Lender and Permitted Liens.

7.10         Financial Statements. The Borrower has delivered to the Lender an unaudited Balance Sheet and Statement of Income for fiscal year ending December 2011, and an unaudited Balance Sheet and Statement of Income as of July 31, 2012 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except: (i) as may be otherwise indicated in such Financial Statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of the Borrower and all of its Subsidiaries, if any, as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). To the knowledge of Borrower and its officers, no other information provided by or on behalf of Borrower to the Lender, either as a disclosure schedule to this Agreement, or otherwise in connection with Lender’s due diligence investigation of Borrower, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

7.11         Absence of Certain Changes. Since the most recent date of the Financial Statements, none of the following have occurred:

(a)           There has been no event or circumstance of any nature whatsoever that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or

(b)           Any transaction, event, action, development, payment, or any other matter of any nature whatsoever entered into by the Borrower other than in the Ordinary Course of Business.

7.12         Litigation and Taxes. Other than as set forth in Schedule 7.12, there is no Proceeding pending, or to Borrower’s knowledge, threatened, against Borrower, any of its Subsidiaries or their respective officers or shareholders, or against or affecting any of their respective assets. In addition, there is no outstanding judgments, orders, writs, decrees or other similar matters or items against or affecting the Borrower, its business or assets. Borrower has not received any material complaint from any customer, supplier, vendor or employee. Borrower has duly filed all applicable income or other tax returns and has paid all income or other taxes when due. There is no Proceeding, controversy or objection pending or threatened in respect of any tax returns of Borrower.

7.13           Event of Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under this Agreement or any of the other Loan Documents, and Borrower is not in default (without regard to grace or cure periods) under any contract or agreement to which it is a party or by which any of their respective assets are bound.

7.14           ERISA Obligations. To the knowledge of Borrower, all Employee Plans of Borrower meet the minimum funding standards of Section 302 of ERISA, where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. To the knowledge of Borrower, Borrower has promptly paid and discharged all obligations and liabilities arising under the ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

7.15           Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or Proceeding (or threatened litigation or Proceeding or basis therefor) exists which: (i) could adversely affect the validity or priority of the Liens granted to Lender under the Loan Documents; (ii) could materially adversely affect the ability of Borrower to perform its obligations under the Loan Documents; (iii) would constitute a default under any of the Loan Documents; (iv) would constitute such a default with the giving of notice or lapse of time or both; or (v) would constitute or give rise to a Material Adverse Effect.

7.16           Liabilities and Indebtedness of the Borrower. The Borrower does not have any Funded Indebtedness or any liabilities or obligations of any nature whatsoever, except: (i) as disclosed in the Financial Statements; or (ii) liabilities and obligations incurred in the Ordinary Course of Business of Borrower since the date of the Financial Statements, which do not or would not, individually or in the aggregate, exceed Ten Thousand Dollars ($10,000) or otherwise have a Material Adverse Effect.

7.17           Real Estate.

(a)           Real Property Ownership. Except for the Borrower Leases, Borrower does not own any Real Property.

(b)           Real Property Leases. Except for the leases described in Schedule 7.17(b) (the “Borrower Leases”), Borrower does not lease any other Real Property. With respect to each of the Borrower Leases: (i) the Borrower has been in peaceful possession of the property leased thereunder and neither Borrower nor the landlord is in default thereunder; (ii) no waiver, indulgence or postponement of any of the obligations thereunder has been granted by the Borrower or landlord thereunder; and (iii) there exists no event, occurrence, condition or act known to the Borrower which, upon notice or lapse of time or both, would be or could become a default thereunder or which could result in the termination of the Borrower Leases, or any of them, or have a Material Adverse Effect. Borrower has not violated nor breached any provision of any such Borrower Leases, and all obligations required to be performed by Borrower under any of such Borrower Leases have been fully, timely and properly performed. Borrower has delivered to the Lender true, correct and complete copies of all Borrower Leases, including all modifications and amendments thereto, whether in writing or otherwise. Borrower has not received any written or oral notice to the effect that any of the Borrower Leases will not be renewed at the termination of the term of such Borrower Leases, or that the Borrower Leases will be renewed only at higher rents.

7.18           Material Contracts. An accurate, current and complete copy of each of the Material Contracts has been furnished to Lender, and each of the Material Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. There are no outstanding offers, bids, proposals or quotations made by Borrower which, if accepted, would create a Material Contract with Borrower. Each of the Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof. To the knowledge of Borrower and its officers, all obligations required to be performed under the terms of each of the Material Contracts by any party thereto have been fully performed by all parties thereto, and no party to any Material Contracts is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration or modification of any obligation of any party thereto or the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of Borrower. Further, Borrower has not received any notice, nor does Borrower have any knowledge, of any pending or contemplated termination of any of the Material Contracts and, no such termination is proposed or has been threatened, whether in writing or orally.

7.19           Title to Assets. Borrower has good and marketable title to, or a valid leasehold interest in, all of its assets and properties which are material to its business and operations as presently conducted, free and clear of all liens, claims, charges or other encumbrances or restrictions on the transfer or use of same. Except as would not have a Material Adverse Effect, the assets and properties of Borrower are in good operating condition and repair, ordinary wear and tear excepted, and are free of any latent or patent defects which might impair their usefulness, and are suitable for the purposes for which they are currently used and for the purposes for which they are proposed to be used.

7.20           Intellectual Property. Borrower owns or possesses adequate and legally enforceable rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and all other intellectual property rights necessary to conduct its business as now conducted. Borrower does not have any knowledge of any infringement by Borrower of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other intellectual property rights of others, and, to the knowledge of the Borrower, there is no claim, demand or Proceeding, or other demand of any nature being made or brought against, or to the Borrower’ knowledge, being threatened against, Borrower regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other intellectual property infringement; and Borrower is not aware of any facts or circumstances which might give rise to any of the foregoing.

7.21           Labor and Employment Matters. Borrower is not involved in any labor dispute or, to the knowledge of Borrower, is any such dispute threatened. To the knowledge of the Borrower and its officers, none of the employees of Borrower is a member of a union and Borrower believes that its relations with its employees are good. To the knowledge of Borrower and its officers, Borrower has complied in all material respects with all laws, rules, ordinances and regulations relating to employment matters, civil rights and equal employment opportunities.

7.22           Insurance. Borrower is covered by valid, outstanding and enforceable policies of insurance which were issued to it by reputable insurers of recognized financial responsibility, covering its properties, assets and business against losses and risks normally insured against by other corporations or entities in the same or similar lines of businesses as the Borrower are engaged and in coverage amounts which are prudent and typically and reasonably carried by such other corporations or entities (the “Insurance Policies”). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. Borrower has complied with the provisions of such Insurance Policies. Borrower has not been refused any insurance coverage sought or applied for and Borrower does not have any reason to believe that it will not be able to renew its existing Insurance Policies as and when such Insurance Policies expire or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of Borrower.

7.23           Permits. Borrower possesses all Permits necessary to conduct its business, and Borrower has not received any notice of, or is otherwise involved in, any Proceedings relating to the revocation or modification of any such Permits. All such Permits are valid and in full force and effect and Borrower is in full compliance with the respective requirements of all such Permits.

7.24           Lending Relationship. Borrower acknowledges and agrees that the relationship hereby created with Lender is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists and that Borrower has not relied, nor is relying on, any such fiduciary relationship in executing this Agreement and in consummating the Loans. Lender represents that it will receive the Revolving Note payable to its order as evidence of the Loans.

7.25           Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by Borrower, or any Affiliates of Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.

7.26           Governmental Regulation. Borrower is not, nor after giving effect to any Loan, will be, subject to regulation under the Public Utility Holding Borrower Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.27           Bank Accounts. Schedule 7.27 sets forth, with respect to each account of Borrower with any bank, broker, merchant processor, or other depository institution: (i) the name and account number of such account; (ii) the name and address of the institution where such account is held; (iii) the name of any Person(s) holding a power of attorney with respect to such account, if any; and (iv) the names of all authorized signatories and other Persons authorized to withdraw funds from each such account.

7.28           Places of Business. The principal place of business of Borrower is set forth on Schedule 7.28 and Borrower shall promptly notify Lender of any change in such location. Borrower will not remove or permit the Collateral to be removed from such locations without the prior written consent of Lender, except for: (i) certain heavy equipment kept at third party sites when conducting business or maintenance; (ii) vehicles, containers and rolling stock; (iii) Inventory sold or leased in the Ordinary Course of Business; and (iv) temporary removal of Collateral to other locations for repair or maintenance as may be required from time to time in each instance in the Ordinary Course of Business of Borrower.

7.29           Illegal Payments. Neither Borrower, nor any director, officer, member, manager, agent, employee or other Person acting on behalf of Borrower has, in the course of his actions for, or on behalf of, Borrower: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

7.30           Related Party Transactions. Except for arm’s length transactions pursuant to which Borrower make payments in the Ordinary Course of Business upon terms no less favorable than Borrower could obtain from third parties, none of the officers, directors, managers, or employees of Borrower, nor any stockholders, members or partners who own, legally or beneficially, five percent (5%) or more of the ownership interests of Borrower (each a “Material Shareholder”), is presently a party to any transaction with Borrower (other than for services as employees, officers and directors), including any contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or Material Shareholder or, to the best knowledge of Borrower, any other Person in which any officer, director, or any such employee or Material Shareholder has a substantial or material interest in or of which any officer, director or employee of Borrower or Material Shareholder is an officer, director, trustee or partner. There are no claims, demands or disputes of any nature or kind between Borrower and any officer, director or employee of Borrower or any Material Shareholder, or between any of them, relating to Borrower.

7.31           Internal Accounting Controls. Borrower maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

7.32           Brokerage Fees. Except for Meyers Associates, LP, there is no Person acting on behalf of Borrower who is entitled to or has any claim for any brokerage or finder’s fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. Meyers Associates, LP, a FINRA registered securities brokerage firm, shall be paid a finder’s fee by the Borrower, at Closing, in accordance with a separate agreement between the Borrower and Meyers Associates, LP.

7.33           No General Solicitation. Neither Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or issuance of the Revolving Note or the Warrants.

7.34           No Integrated Offering. Neither Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Revolving Note or the Warrants under the Securities Act or cause this offering of such securities to be integrated with prior offerings by Borrower for purposes of the Securities Act.

7.35           Private Placement. Assuming the accuracy of the Lender’s representations and warranties set forth in Section 8 below, no registration under the Securities Act or the laws, rules or regulation of any other Governmental Authority is required for the issuance of the Revolving Note or the Warrants as contemplated hereby.

7.36           Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to Lender in connection with or in furtherance of this Agreement by or on behalf of Borrower fully and fairly states the matters with which they purport to deal, and do not misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

8.           REPRESENTATIONS AND WARRANTIES OF LENDER.

Lender makes the following representations and warranties to the Borrower, each of which shall be true and correct in all material respects as of the date of the execution and delivery of this Agreement and as of the date of each Loan made hereunder, except to the extent such representation expressly relates to an earlier date, and which shall survive the execution and delivery of this Agreement:

8.1           Investment Purpose. Lender is acquiring the Revolving Note and the Warrants for its own account, for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

8.2           Accredited Lender Status. Lender is an “Accredited Lender” as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

8.3           Reliance on Exemptions. Lender understands that the Revolving Note and the Warrants are each being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Borrower are relying in part upon the truth and accuracy of, and Lender’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Lender set forth herein in order to determine the availability of such exemptions and the eligibility of Lender to acquire such securities.

8.4           Information. Lender has been furnished with all materials relating to the business, finances and operations of Borrower and information deemed material by Lender to making an informed investment decision regarding the Revolving Note, which have been requested by Lender. Lender has been afforded the opportunity to ask questions of Borrower and its management. Neither such inquiries nor any other due diligence investigations conducted by Lender or its representatives shall modify, amend or affect Lender’s right to rely on Borrower’s representations and warranties contained in Article 7 above or in any other Loan Documents. Lender understands that its investment in the Revolving Note involves a high degree of risk. Lender is in a position regarding Borrower, which, based upon economic bargaining power, enabled and enables Lender to obtain information from Borrower in order to evaluate the merits and risks of this investment. Lender has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the Revolving Note.

8.5           No Governmental Review. Lender understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Revolving Note, or the fairness or suitability of the investment in the Revolving Note, nor have such authorities passed upon or endorsed the merits of the offering of the Revolving Note.

8.6           Transfer or Resale. Lender understands that: (i) the Revolving Note and the Warrants have not been and are not being registered under the Securities Act or any other foreign or state securities laws, and may not be offered for sale, sold, assigned or transferred unless: (A) subsequently registered thereunder; or (B) Lender shall have delivered to Borrower an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; and (ii) neither Borrower nor any other Person is under any obligation to register such securities under the Securities Act or any foreign or state securities laws or to comply with the terms and conditions of any exemption thereunder, except as otherwise set forth in this Agreement.

8.7           Intentionally Left Blank.

8.8           Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of Lender and is a valid and binding agreement of Lender enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

8.9           Intentionally Left Blank.

8.10           Due Formation of Lender. Lender is an entity that has been formed and validly exists and has not been organized for the specific purpose of purchasing the Revolving Note and is not prohibited from doing so.

8.11           No Legal Advice from Borrower. Lender acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or its own legal counsel and investment and tax advisors. Lender is relying solely on such counsel and advisors and not on any statements or representations of Borrower or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction; provided, however, the foregoing shall not modify, amend or affect Lender’s right to rely on Borrower’s representations and warranties contained in Article 7 above or in any other Loan Documents.

9.           NEGATIVE COVENANTS.

9.1           Indebtedness. Borrower shall not, either directly or indirectly, create, assume, incur or have outstanding any Funded Indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, or otherwise consummate any transaction or series of transactions involving the issuance of debt securities of the Borrower, except:

(a)           the Obligations;

(b)           endorsement for collection or deposit of any commercial paper secured in the Ordinary Course of Business;

(c)           obligations for taxes, assessments, municipal or other governmental charges; provided, the same are being contested in good faith by appropriate proceedings and are insured against or bonded over to the satisfaction of Lender;

(d)           obligations for accounts payable, other than for money borrowed, incurred in the Ordinary Course of Business; provided that, any management or similar fees payable by Borrower shall be fully subordinated in right of payment to the prior payment in full of the Loans made hereunder;

(e)           obligations existing on the date hereof which are disclosed on the Financial Statements;

(f)           unsecured intercompany Funded Indebtedness incurred in the Ordinary Course of Business;

(g)           Funded Indebtedness existing on the Closing Date and set forth in the Financial Statements, including any extensions or refinancings of the foregoing, which do not increase the principal amount of such Funded Indebtedness as of the date of such extension or refinancing; provided such Funded Indebtedness is subordinated to the Obligations owed to Lender pursuant to a subordination agreement, in form and content acceptable to Lender in its sole discretion, which shall include an indefinite standstill on remedies and payment blockage rights during any default;

(h)           Funded Indebtedness consisting of Capital Lease obligations or secured by Permitted Liens of the type described in clause (g) of the definition thereof not to exceed $250,000 in the aggregate at any time;

(i)           Contingent Liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted hereunder;

(j)           Contingent Liabilities incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;

(k)           Contingent Liabilities arising under indemnity agreements to title insurers to cause such title insurers to issue to Lender title insurance policies; and

(l)           Funded Indebtedness that is subordinate, as a matter of law, or pursuant to a separate subordination agreement acceptable to Lender, to the Obligations of Borrower to Lender hereunder or under any other Loan Document.

9.2           Encumbrances. Borrower shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of Borrower or its Subsidiaries; whether owned at the date hereof or hereafter acquired, except Permitted Liens or as otherwise authorized by Lender in writing.

9.3           Investments. Borrower shall not, either directly or indirectly, make or have outstanding any new investments (whether through purchase of stocks, obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets, business, stock or other evidence of beneficial ownership of any other Person except following:

(a)           The stock or other ownership interests in a Subsidiary;

(b)           investments in direct obligations of the United States or any state in the United States;

(c)           trade credit extended by Borrower in the Ordinary Course of Business;

(d)           investments in securities of Customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Customer;

(e)           investments existing on the Closing Date and set forth in the Financial Statements;

(f)           Contingent Liabilities permitted pursuant to Section 9.1; or

(g)           Capital Expenditures permitted under Section 9.5.

9.4           Transfer; Merger. Borrower shall not, either directly or indirectly, permit a Change in Control, merge, consolidate, sell, transfer, license, lease, encumber or otherwise dispose of all or any part of its property or business or all or any substantial part of its assets, or sell or discount (with or without recourse) any of its Notes (as defined in the UCC), Chattel Paper, Payment Intangibles or Accounts; provided, however, that Borrower may:

(a)           sell or lease Inventory and Equipment in the Ordinary Course of Business;

(b)           upon not less than three (3) Business Days’ prior written notice to Lender, any Subsidiary of Borrower may merge with (so long as the Borrower remains the surviving entity), or dissolve or liquidate into, or transfer its property to Borrower;

(c)           dispose of used, worn-out or surplus equipment in the Ordinary Course of Business;

(d)           discount or write-off overdue Accounts for collection in the Ordinary Course of Business;

(e)           sell or otherwise dispose (including cancellation of Funded Indebtedness) of any Investment permitted under Section 9.3 in the Ordinary Course of Business; and

(f)           grant Permitted Liens.

9.5           Capital Expenditures. Without Lender’s prior consent, Borrower shall not make or incur obligations for any Capital Expenditures in any fiscal year.

9.6           Issuance of Stock. Borrower shall not, nor shall Borrower permit any of its Subsidiaries to, either directly or indirectly, issue or distribute any additional capital stock or other securities of Borrower or its Subsidiaries without the prior written consent of Lender, provided, however, that in the event Borrower seeks to issue or sell any of its securities in an amount of more than $1,000,000, then Borrower may consummate such sale or issuance, without Lender’s consent, but only if Borrower shall, from the proceeds of such sale and issuance, direct a sufficient amount of proceeds to be paid directly to Lender in full and final payment of the Obligations of Borrower under the Credit Agreement and all other Loan Documents.

9.7           Distributions; Restricted Payments. Borrower shall not: (i) purchase or redeem any shares of its stock or declare or pay any dividends or distributions, whether in cash or otherwise, set aside any funds for any such purpose or make any distribution to its shareholders, make any distribution of its property or assets or make any loans, advances or extensions of credit to, or investments in, any Persons, including, without limitation, Borrower’s Affiliates, officers, partners or employees without the prior written consent of Lender; (ii) make any payments of any Funded Indebtedness other than as permitted hereunder; or (iii) pay any salaries to any of its officers beyond the annual salary paid to any officers of Borrower as of the Closing Date and disclosed to Lender.

9.8           Use of Proceeds. Neither Borrower, nor any of its Affiliates, shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by any Affiliate of Lender.

9.9           Business Activities; Change of Legal Status and Organizational Documents. Borrower shall not: (i) engage in any line of business other than the businesses engaged in on the date hereof and business reasonably related thereto; (ii) change its name, Organizational Identification Number, its type of organization, its jurisdictions of organization or other legal structure; or (iii) permit its Articles of Incorporation, Bylaws or other organizational documents to be amended or modified in any way which could reasonably be expected to have a Material Adverse Effect.

9.10           Transactions with Affiliates. Borrower shall not enter into any transaction with any of its Affiliates, except in the Ordinary Course of Business and upon fair and reasonable terms that are no less favorable to Borrower than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate of Borrower.

9.11           Bank Accounts. Borrower shall not maintain any bank, deposit or credit card payment processing accounts with any financial institution, or any other Person, for Borrower or any Affiliate of Borrower, other than Borrower’s accounts listed in the attached Schedule 7.27, and other than the Lock Box Account established pursuant to this Agreement. Specifically, no Borrower may change, modify, close or otherwise affect the Lock Box Account or any of the other accounts listed in Schedule 7.27, without Lender’s prior written approval, which approval may be withheld or conditioned in Lender’s sole and absolute discretion.

9.12           Licensing Agreements. In the event Borrower seeks to consummate a licensing agreement whereby Borrower licenses some or all of the Collateral to a third party for annual revenues in excess of $1,000,000, if required by such licensee, the Lender agrees, in its reasonable discretion, to enter into a customary non-disturbance agreement with such licensee in form and substance reasonably acceptable to Lender, which provides for the licensee’s ability to maintain its licensing rights after an Event of Default or after Lender shall have exercised its rights and remedies with respect to such Collateral, provided such licensee continues to pay any licensing fees or other charges due under such licensing agreement directly to Lender and is otherwise in good standing under such licensing agreement.

10.           AFFIRMATIVE COVENANTS.

10.1         Compliance with Regulatory Requirements. Upon demand by Lender, Borrower shall reimburse Lender for Lender’s additional costs and/or reductions in the amount of principal or interest received or receivable by Lender if at any time after the date of this Agreement any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any Governmental Authority charged with the administration thereof or any other authority having jurisdiction over Lender or the Loans, whether or not having the force of law, shall impose, modify or deem applicable any reserve and/or special deposit requirement against or in respect of assets held by or deposits in or for the account of the Loans by Lender or impose on Lender any other condition with respect to this Agreement or the Loans, the result of which is to either increase the cost to Lender of making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by Lender with respect to such Loans. Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of such Loans. Notwithstanding the foregoing, Borrower shall not be required to pay any such additional costs which could be avoided by Lender with the exercise of reasonable conduct and diligence.

10.2         Corporate Existence. Borrower shall at all times preserve and maintain its: (i) existence and good standing in the jurisdiction of its organization; and (ii) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and shall at all times continue as a going concern in the business which Borrower is presently conducting.

10.3         Maintain Property. Borrower shall at all times maintain, preserve and keep its plants, properties and equipment, including, but not limited to, any Collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time, as Borrower deems appropriate in its reasonable judgment, make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. Borrower shall permit Lender to examine and inspect, at Borrower’s expense, such plant, properties and equipment, including, but not limited to, any Collateral, at all reasonable times upon reasonable notice during business hours. During the continuance of any Event of Default, Lender shall, at Borrower’ expense, have the right to make additional inspections without providing advance notice.

10.4         Maintain Insurance. Borrower shall at all times insure and keep insured with insurance companies acceptable to Lender, all insurable property owned by Borrower which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from environmental, fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and shall similarly insure employers’, public and professional liability risks. Prior to the date of the funding of any Loans under this Agreement, Borrower shall deliver to Lender a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section. All such policies of insurance must be satisfactory to Lender in relation to the amount and term of the Obligations and type and value of the Collateral and assets of Borrower, shall identify Lender as sole/lender’s loss payee and as an additional insured. In the event Borrower fails to provide Lender with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation or default by Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto, which Lender deems advisable. This insurance coverage: (i) may, but need not, protect Borrower’s interest in such property, including, but not limited to, the Collateral; and (ii) may not pay any claim made by, or against, Borrower in connection with such property, including, but not limited to, the Collateral. Borrower may later cancel any such insurance purchased by Lender, but only after providing Lender with evidence that the insurance coverage required by this Section is in force. The costs of such insurance obtained by Lender, through and including the effective date such insurance coverage is canceled or expires, shall be payable on demand by Borrower to Lender, together with interest at the Default Rate on such amounts until repaid and any other charges by Lender in connection with the placement of such insurance. The costs of such insurance, which may be greater than the cost of insurance which Borrower may be able to obtain on its own, together with interest thereon at the Default Rate and any other charges by Lender in connection with the placement of such insurance may be added to the total Obligations due and owing to the extent not paid by Borrower.

10.5         Tax Liabilities.

(a)         Borrower shall at all times pay and discharge all property, income and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against Borrower or any of its assets, properties, equipment or inventory, before the same shall become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained.

(b)         Borrower shall be solely responsible for the payment of any and all documentary stamps and other taxes imposed by the State of Florida or any other Governmental Authority in connection with the execution of this Agreement, the Security Agreement and the Revolving Note.

10.6         ERISA Liabilities; Employee Plans. Borrower shall: (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA, including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify Lender immediately upon receipt by Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any Proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise Lender of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

10.7         Financial Statements. Borrower shall at all times maintain a system of accounting capable of producing its individual and consolidated financial statements in compliance with GAAP (provided that monthly financial statements shall not be required to have footnote disclosure, are subject to normal year end adjustments and need not be consolidated), and shall furnish to Lender or its authorized representatives such information regarding the business affairs, operations and financial condition of Borrower as Lender may from time to time request or require, including, but not limited to:

(a)         If the Revolving Loan Maturity Date is extended beyond the original term, as soon as available, and in any event, within ninety (90) days after the close of each fiscal year, a copy of the annual financial statements of Borrower, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended, in reasonable detail, certified by an officer of Borrower as true, correct and complete;

(b)         as soon as available, and in any event, within sixty (60) days after the close of each fiscal quarter, a copy of the quarterly financial statements of Borrower for the immediately preceding quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended, in reasonable detail, certified by an officer of Borrower as true, correct and complete;

(c)         within fifteen (15) days following the end of each calendar month, a copy of the monthly financial statements of Borrower for the immediately preceding month, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended, in reasonable detail, certified by an officer of Borrower as true, correct and complete.

No change with respect to such accounting principles shall be made by Borrower without giving prior notification to Lender. Borrower represents and warrants to Lender that the financial statements delivered to Lender at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of Borrower in all material respects. Lender shall have the right at all times (and on reasonable notice so long as there then does not exist any Event of Default) during business hours to inspect the books and records of Borrower and make extracts therefrom. Borrower shall at all times comply with all reporting requirements of any Governmental Authority applicable to it.

Borrower agrees to advise Lender immediately, in writing, of the occurrence of any Material Adverse Effect, or the occurrence of any event, circumstance or other happening that could be reasonably expected to lead to or become a Material Adverse Effect.

10.8         Intentionally Left Blank.

10.9         Receipts Information. Borrower shall, within fifteen (15) days after the end of each calendar month, deliver to Lender all information with respect to all Receipts of Borrower for the previous calendar month and where such Receipts were deposited, including copies of all bank statements of any and all bank accounts of Borrower where any Receipts have been or may be deposited before they are swept into the Lock Box Account as hereby required, all to be certified as accurate by the Chief Financial Officer or President of Borrower.

10.10         Covenant Compliance. Borrower shall, within fifteen (15) days after the end of each calendar month, deliver to Lender a Compliance Certificate showing compliance by Borrower with the covenants herein and therein, and certified as accurate by the Chief Financial Officer or President of Borrower.

10.11         Intentionally Left Blank.

10.12         Field Audits. Borrower shall allow Lender, at Borrower’s sole expense and at any reasonable time during normal business hours, to conduct a field examination of the assets and records of Borrower, the results of which must be satisfactory to Lender in Lender’s sole and absolute discretion; provided, however, that without in any manner limiting the number of field visits or inspections that Lender may undertake, the Borrower’s obligation to reimburse Lender for the cost and expense of such visits or inspections shall be limited to four (4) visits or inspections per year, at $2,000.00 per visit or inspection (provided, however, that once a default or Event of Default exists or is continuing under this Agreement or any other any of the Loan Documents, the foregoing limitation shall not apply and the Borrower shall be responsible for all reasonable costs of all inspections conducted by the Lender, without limitation).

10.13         Financial Covenant Notice and Other Reports. Borrower shall provide prompt written notice to Lender if at any time Borrower fails to comply with Sections 11.1 and 11.2 herein. In addition, Borrower shall, within such period of time as Lender may reasonably specify, deliver to Lender such other schedules and reports as Lender may reasonably require.

10.14         Collateral Records. Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate Lender’s Lien in the Collateral including, without limitation, placing a legend, in form and content reasonably acceptable to Lender, on all Chattel Paper created by Borrower indicating that Lender has a Lien in such Chattel Paper.

10.15         Notice of Proceedings. Borrower shall, promptly, but not more than five (5) days after knowledge thereof shall have come to the attention of any officer of Borrower, give written notice to Lender of all threatened or pending Proceedings before any court or governmental department, commission, board or other administrative agency which may have a Material Adverse Effect.

10.16         Notice of Default. Borrower shall, promptly, but not more than five (5) days after the commencement thereof, give notice to Lender in writing of the occurrence of an Event of Default or of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default hereunder.

10.17         Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of Borrower or any Subsidiary or Affiliate of Borrower, Borrower shall cause the prompt containment and/or removal of such Hazardous Substances and the remediation and/or operation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, Borrower shall comply with any Federal or state judicial or administrative order requiring the performance at any real property of Borrower of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, Borrower shall dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

11.         FINANCIAL COVENANTS.

11.1         Positive EBITDA. Borrower shall at all times cause a positive EBITDA to be maintained.

11.2         Revenue Covenant. Borrower shall have cash flow and revenue projections that are not less than seventy-five percent (75%) of the cash flow and revenue projections shown on the financial projections provided by Borrower to Lender as part of Lender’s due diligence.

12.         EVENTS OF DEFAULT.

Borrower, without notice or demand of any kind except as specifically required hereunder, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”):

12.1         Nonpayment of Obligations. Any amount due and owing on the Revolving Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid within five (5) days after such amount is due.

12.2         Misrepresentation. Any written warranty, representation, certificate or statement of any Borrower in this Agreement, the Loan Documents or any other agreement with Lender shall be false or misleading in any material respect when made or deemed made.

12.3         Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement (not otherwise addressed in this Article 12), which failure to perform or default in performance continues for a period of thirty (30) days after Borrower receives notice or knowledge from any source of such failure to perform or default in performance (provided that if the failure to perform or default in performance is not capable of being cured, in Lender’s sole discretion, then the cure period set forth herein shall not be applicable and the failure or default shall be an immediate Event of Default hereunder).

12.4         Default under Loan Documents. Any failure to perform or default in the performance by Borrower that continues after applicable grace and cure periods under any covenant, condition or agreement contained in any of the other Loan Documents or any other agreement with Lender, all of which covenants, conditions and agreements are hereby incorporated in this Agreement by express reference.

12.5         Default under Other Obligations. Any default by Borrower in the payment of principal, interest or any other sum for any other obligation beyond any period of grace provided with respect thereto or in the performance of any, other term, condition or covenant contained in any agreement (including, but not limited to, any capital or operating lease or any agreement in connection with the deferred purchase price of property), the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation or agreement to become due prior to its stated maturity, to terminate such other agreement, or to otherwise modify or adversely affect such obligation or agreement in a manner that could have a Material Adverse Effect on Borrower.

12.6         Assignment for Creditors. Borrower makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee, receiver or similar position for any substantial part of the assets of Borrower is applied for or appointed, and in the case of such trustee, receiver or other position being appointed in a proceeding brought against Borrower, Borrower, by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment and such appointment is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the date of such appointment, and any of the foregoing actions or events would have a Material Adverse Effect on the ability of Borrower to perform under this Agreement or under any other agreement between the Borrower and Lender.

12.7         Bankruptcy. Any Proceeding is commenced by or against Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of any foreign, federal or state government, and in the case of any such proceeding being instituted against Borrower: (i) Borrower, by any action or failure to act, indicates its approval of, consent to or acquiescence therein; or (ii) an order shall be entered approving the petition in such proceedings and such order is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the entry thereof, and any of the foregoing proceedings, actions or events would have a Material Adverse Effect on the ability of the Borrower to perform under this Agreement or under any other agreement between the Borrower and Lender.

12.8         Judgments. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against the property of Borrower for an amount in excess of $10,000 and which is not fully covered by insurance and such judgment or other process would have a Material Adverse Effect, or otherwise adversely affect the ability of Borrower to perform under this Agreement or under any other agreement between Borrower and Lender, unless such judgment or other process shall have been, within sixty (60) days from the entry thereof: (i) bonded over to the satisfaction of Lender and appealed; (ii) vacated; or (iii) discharged.

12.9         Material Adverse Effect. A Material Adverse Effect shall occur.

12.10         Change in Control. Except as permitted under this Agreement, any Change in Control shall occur; provided, however, a Change in Control shall not constitute an Event of Default if: (i) it arises out of an event or circumstance beyond the reasonable control of Borrower (for example, but not by way of limitation, a transfer of ownership interest due to death or incapacity); and (ii) within sixty (60) days after such Change in Control, Borrower provides Lender with information concerning the identity and qualifications of the individual or individuals who will be in Control, and such individual or individuals shall be acceptable to Lender, in Lender’s sole discretion.

12.11         Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations, and such judgment or other process shall not have been, within thirty (30) days from the entry thereof: (i) bonded over to the satisfaction of Lender and appealed; (ii) vacated; or (iii) discharged, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any of the Collateral or any of the Collateral under any security agreement securing any of the Obligations, or any material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of Lender acting in good faith, to become unsatisfactory as to value or character, or which causes Lender to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by Borrower to do any act deemed reasonably necessary by Lender to preserve and maintain the value and collectability of the Collateral.

13.         REMEDIES.

Upon the occurrence and during the continuance of an Event of Default, Lender shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, Lender may, at its option, upon the occurrence and during the continuance of an Event of Default, declare its commitments to Borrower to be terminated and all Obligations to be immediately due and payable; provided, however, that upon the occurrence of an Event of Default under either Section 12.6, “Assignment for Creditors”, or Section 12.7, “Bankruptcy”, all commitments of Lender to Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of Lender. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Lender’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of the Borrower or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary.

No Event of Default shall be waived by Lender, except and unless such waiver is in writing and signed by Lender. No failure or delay on the part of Lender in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of Lender to exercise any remedy available to Lender in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. Borrower agrees that in the event that Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement, the Revolving Note, and other Loan Documents, or any other agreements with Lender, no remedy of law will provide adequate relief to Lender, and further agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

14.         MISCELLANEOUS.

14.1         Obligations Absolute. None of the following shall affect the Obligations of Borrower to Lender under this Agreement or Lender’s rights with respect to the Collateral:

(a)         acceptance or retention by Lender of other property or any interest in property as security for the Obligations;

(b)         release by Lender of all or any part of the Collateral or of any party liable with respect to the Obligations (other than Borrower);

(c)         release, extension, renewal, modification or substitution by Lender of the Revolving Note, or any note evidencing any of the Obligations; or

(d)         failure of Lender to resort to any other security or to pursue Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

14.2         Entire Agreement. This Agreement and the other Loan Documents: (i) are valid, binding and enforceable against the Borrower and Lender in accordance with its provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties; and (iii) are the final expression of the intentions of the Borrower and Lender. No promises, either expressed or implied, exist between the Borrower and Lender, unless contained herein or in the Loan Documents. This Agreement and the Loan Documents supersede all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.

14.3         Amendments; Waivers. No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the Loan Documents, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only for the specific purpose for which given.

14.4         WAIVER OF DEFENSES. THE BORROWER WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY HAVE AS OF THE DATE HEREOF TO ANY ACTION BY LENDER IN ENFORCING THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THE BORROWER WAIVES ANY IMPLIED COVENANT OF GOOD FAITH AND RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AS OF THE DATE OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWER.

14.5         WAIVER OF JURY TRIAL. LENDER AND BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE REVOLVING NOTE, ANY LOAN DOCUMENT OR ANY OF THE OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH LENDER AND BORROWER ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWER.

14.6         JURISDICTION. TO INDUCE LENDER TO MAKE THE LOANS, BORROWER IRREVOCABLY AGREES THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THIS AGREEMENT, THE REVOLVING NOTE, ANY OTHER AGREEMENT WITH LENDER OR THE COLLATERAL, SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING THEIR SITUS IN THE COUNTY OF CLARK, NEVADA, PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID COUNTY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTTHAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER, AS APPLICABLE, AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

14.7         Assignability. Lender may at any time assign Lender’s rights in this Agreement, the Revolving Note, any Loan Document, the Obligations, or any part thereof and transfer Lender’s rights in any or all of the Collateral, and Lender thereafter shall be relieved from all liability with respect to such Collateral. In addition, Lender may at any time sell one or more participations in the Loans. The Borrower may not sell or assign this Agreement, any Loan Document or any other agreement with Lender, or any portion thereof, either voluntarily or by operation of law, nor delegate any of its duties of obligations hereunder or thereunder, without the prior written consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion. This Agreement shall be binding upon Lender and the Borrower and their respective legal representatives, successors and permitted assigns. All references herein to Borrower shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term “Borrower” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

14.8         Confidentiality. Each of the parties hereto shall keep confidential any information obtained from the other party (except information publicly available or in such party’s domain prior to disclosure of such information from the other party hereto, and except as required by applicable laws) and shall promptly return to the other party all schedules, documents, instruments, work papers and other written information without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herewith.

14.9         Publicity. Borrower and Lender shall have the right to approve, before issuance, any press release or any other public statement with respect to the transactions contemplated hereby made by any party; provided, however, that Borrower shall be entitled, without the prior approval of Lender, to issue any press release or other public disclosure with respect to such transactions required under applicable securities or other laws or regulations. Notwithstanding the foregoing, Borrower shall use its best efforts to consult Lender in connection with any such press release or other public disclosure prior to its release and Lender shall be provided with a copy thereof upon release thereof.

14.10         Binding Effect. This Agreement shall become effective upon execution by Borrower and Lender and shall bind Lender and Borrower and their respective successors and permitted assigns.

14.11         Governing Law. This Agreement, the Loan Documents and the Revolving Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Nevada (but giving effect to federal laws applicable to national banks), and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.

14.12         Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.13         Survival of Borrower’s Representations. All covenants, agreements, representations and warranties made by Borrower herein shall, notwithstanding any investigation by Lender, be deemed material and relied upon by Lender and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Revolving Note, and shall be deemed to be continuing representations and warranties until such time as Borrower has fulfilled all of its Obligations to Lender, and Lender has been paid in full. Lender, in extending financial accommodations to Borrower, is expressly acting and relying on the aforesaid representations and warranties.

14.14         Extensions of Lender’s Commitment and the Revolving Note. This Agreement shall secure and govern the terms of any extensions or renewals of Lender’s commitment hereunder and the Revolving Note pursuant to the execution of any modification, extension or renewal note executed by Borrower and accepted by Lender in its sole and absolute discretion in substitution for the Revolving Note.

14.15         Time of Essence. Time is of the essence in making payments of all amounts due Lender under this Agreement and in the performance and observance by Borrower of each covenant, agreement, provision and term of this Agreement.

14.16         Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

14.17         Electronic Signatures. Lender is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to Lender by facsimile, telegraphic or other electronic transmission (each, a “Communication”) which Lender in good faith believes has been signed by Borrower and has been delivered to Lender by a properly authorized representative of Borrower, whether or not that is in fact the case. Notwithstanding the foregoing, Lender shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to Lender in lieu of, or in addition to, any such Communication.

14.18         Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and in each case properly addressed to the party to receive the same in accordance with the information below, and will be deemed to have been delivered: (i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address below, then three (3) business days after deposit of same in a regularly maintained U.S. Mail receptacle; or (ii) if mailed by Federal Express, UPS or other nationally recognized overnight courier service, next business morning delivery, then one (1) business day after deposit of same in a regularly maintained receptacle of such overnight courier; or (iii) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., EST, on a Business Day. Any notice hand delivered after 5:00 p.m., EST, shall be deemed delivered on the following Business Day. Notwithstanding the foregoing, notice, consents, waivers or other communications referred to in this Agreement may be sent by facsimile, e-mail, or other method of delivery, but shall be deemed to have been delivered only when the sending party has confirmed (by reply e-mail or some other form of written confirmation) that the notice has been received by the other party. The addresses and facsimile numbers for such communications shall be as set forth below, unless such address or information is changed by a notice conforming to the requirements hereof. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances:

If to Borrower:	Wowio, Inc.
6310 San Vicente Blvd., Suite 240
Los Angeles, California 90048
Attention: Mr. Brian Altounian, President
Telephone:(310) 807-8181
Facsimile: (310) 276-2799
E-Mail: baltounian@wowio.com

With a copy to:	Richardson & Patel, LLP
1100 Glendon Ave., Suite 850
Los Angeles, CA 90024
Attention: Peter Hogan, Esq.
Telephone: (310) 208-1182
Facsimile: (310) 208-1154
E-Mail: phogan@richardsonpatel.com

If to the Lender:	TCA Global Credit Master Fund, LP
1404 Rodman Street
Hollywood, Florida 33020
Attention: Robert Press, Director
Telephone:(786) 323-1650
Facsimile: (786) 323-1651
E-Mail: bpress@trafcap.com

With a Copy to:	David Kahan, P.A.
6420 Congress Ave., Suite 1800
Boca Raton, Florida 33487
Telephone:(561) 672-8330
Facsimile: (561) 672-8301
E-Mail: david@dkpalaw.com

14.19         Indemnification. Borrower agrees to defend, protect, indemnify and hold harmless Lender and all of its officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (each, a “Lender Indemnitee” and collectively, the “Lender Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Lender Indemnitee thereto), which may be imposed on, incurred by, or asserted against, any Lender Indemnitee (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of Lender’s rights and remedies under this Agreement, the Loan Documents, the Revolving Note, any other instruments and documents delivered hereunder, or under any other agreement between Borrower and Lender; provided, however, that Borrower shall not have any obligations hereunder to any Lender Indemnitee with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Lender Indemnitee. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Lender Indemnitee on demand, and, failing prompt payment, shall, together with interest thereon at the Default Rate from the date incurred by each Lender Indemnitee until paid by Borrower, be added to the Obligations of Borrower and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

14.20         Release. In consideration of the mutual promises and covenants made herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Borrower hereby fully, finally and forever releases and forever discharges and covenants not to sue Lender, and/or and its parent companies, subsidiaries, affiliates, divisions, and their respective attorneys, officers, directors, agents, shareholders, members, employees, predecessors, successors, assigns, personal representatives, partners, heirs and executors from any and all debts, fees, attorneys’ fees, liens, costs, expenses, damages, sums of money, accounts, bonds, bills, covenants, promises, judgments, charges, demands, claims, causes of action, suits, liabilities, expenses, obligations or contracts of any kind whatsoever, whether in law or in equity, whether asserted or unasserted, whether known or unknown, fixed or contingent, under statute or otherwise, from the beginning of time through the Closing Date, including, without limiting the generality of the foregoing, any and all claims relating to or arising out of any financing transactions, credit facilities, debentures, security agreements, and other agreements including, without limitation, each of the Loan Documents, entered into by Borrower with Lender and any and all claims that Borrower does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect their decision to enter into this Agreement or the related Loan Documents.

14.21         Interpretation. If any provision in this Agreement requires judicial or similar interpretation, the judicial or other such body interpreting or construing such provision shall not apply the assumption that the terms hereof shall be more strictly construed against one party because of the rule that an instrument must be construed more strictly against the party which itself or through its agents prepared the same. The parties hereby agree that all parties and their agents have participated in the preparation hereof equally.

14.22         Compliance with Federal Law. The Borrower shall: (i) ensure that no Person who owns a controlling interest in or otherwise controls Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, included in any Executive Orders or any other similar lists from any government, foreign or national; (ii) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, or any other similar national or foreign governmental regulations; and (iii) comply, and cause each of such Credit Party’s Subsidiaries to comply, with all applicable Lender Secrecy Act (“BSA”) laws and regulations, as amended. As required by federal law and Lender’s policies and practices, Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts or establishing or continuing to provide services.

[REMAINDER OF PAGE LEFT BLANK, SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, Borrower and Lender have executed this Credit Agreement as of the date first above written.

BORROWER:

WOWIO, INC.

By:	/s/ Brian Altounian
Name:	Brian Altounian
Title:	President and CEO

LENDER:

TCA GLOBAL CREDIT MASTER FUND, LP

By:	TCA Global Credit Fund GP, Ltd.
Its:	General Partner

By:	/s/ Robert Press
Robert Press, Director